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                                  Exhibit 11

                             WASTE HOLDINGS, INC.

                      COMPUTATION RE: EARNINGS PER SHARE

                     (In Thousands, Except Per Share Data)

                                                     Three Months Ended         Six Months Ended
                                                          June 30,                  June 30,
                                                     -------------------     ---------------------
                                                        2000        2001           2000       2001
                                                        ----        ----           ----       ----
Net income                                          $  1,915     $ 2,096        $ 4,265     $ 3,288
                                                    ========     =======        =======     =======

Weighted average number of common shares
    issued and outstanding - Basic                    13,858      13,337         13,850      13,238

Common stock equivalents
    Options for common stock                             489         149            498         149
                                                    --------     -------        -------     -------

Weighted average common stock equivalents             14,347      13,486         14,348      13,387

Less treasury shares to be repurchased                  (249)       (136)          (241)       (145)

Weighted average shares outstanding - Diluted         14,098      13,350         14,107      13,242

Basic earnings per share                            $   0.14     $  0.16        $  0.31     $  0.25
                                                    ========     =======        =======     =======

Diluted earnings per share                          $   0.14     $  0.16        $  0.30     $  0.25
                                                    ========     =======        =======     =======
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